EXHIBIT 3.4


Shareholder meeting minutes (paste on Ingen letterhead if desired):
-------------------------------------------------------------------



                               AMENDMENT TO BYLAWS

DATE:  MARCH 15, 2005

On March 15, 2005, in the Annual Shareholders' Meeting, shareholders were asked (by motion and vote) to authorize changing the date of the Annual Shareholders' Meeting in the Company's Bylaws from May 15th of each year to March 15th. This motion was unanimously approved by Shareholders.

Therefore, Article II of the Bylaws of Ingen Technologies, Inc. is amended to read as follows:

Section 2. Annual meetings of shareholders, commencing with the year 2005, shall be held on the 15th of March, if not a legal holiday, and if a legal holiday, then on the next secular day following, at 10:00 a.m., at which they shall elect, pursuant to law, a board of directors, and transact such other business as may properly be brought before the meeting.


                                           -----------------------------
                                           Scott R. Sand, CEO & Chairman

Attest and affirm:


     -------------------------------------
     Secretary of Ingen Technologies, Inc.



                                        1